Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JANUARY CASH DISTRIBUTION
     DALLAS, Texas, January 19, 2007 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.101215 per unit, payable on February 14, 2007, to unit holders of record on January 31, 2007.
     This month’s distribution decreased from the previous month due primarily to decreased oil and gas production in the both the Waddell Ranch and Texas Royalty Properties, and slightly lower oil prices. This would primarily reflect production for the month of November. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 60,893 bbls and 276,243 mcf. The average price for oil was $52.16 per bbl and for gas was $6.75 per mcf. Capital expenditures were approximately $719,813. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas (Mcf)	Oil	Gas
	(Bbls)		(per Bbl)	(per Mcf)
Current Month	60,893	276,243	$52.16	$6.75

Prior Month	68,853	280,192	$53.27	$5.88
     The 2006 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2006 Tax Information booklet will be posted on the Trust website by March 1st.
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085